Exhibit 10.1

EMPLOYMENT AGREEMENT
BETWEEN
AMERICAN REALTY CAPITAL PROPERTIES, INC. AND
GLENN RUFRANO
This Employment Agreement (the “Agreement”), dated as of March 10, 2015, is entered into by and between American Realty Capital Properties, Inc. (the “Company”), and Glenn Rufrano (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”).
WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and to enter into an agreement embodying the terms of such employment, and the Executive desires to accept such employment and enter into such agreement.
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties agree to the following:
1.EMPLOYMENT.
(a)Positions. During the Term (as defined below), the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company and serve as Chief Executive Officer of the Company in accordance with the terms of this Agreement. The Executive shall work out of the Company’s offices located in New York, New York and Phoenix, Arizona; provided, however, that the Executive understands and agrees that reasonable travel may be required by the Company from time to time for business reasons, and that he may be required to spend significant time at the Company’s offices in Phoenix. The Executive shall be appointed as a member of the Board of Directors of the Company (the “Board”) and, subject to the Company’s by-laws, agrees to serve on the Board during the Term without additional compensation.
(b)Duties. The Executive shall report solely and directly to the Board. The Executive’s principal duties and responsibilities shall be consistent with his position as Chief Executive Officer of the Company. At all times during the Term (as defined below), the Executive shall adhere to all of the Company’s policies, rules and regulations governing the conduct of its employees, including without limitation, any compliance manual, code of ethics and employee handbook, as provided to the Executive in writing, and other policies adopted by the Company from time to time.
(c)Extent of Services. Except for illnesses and vacation periods, the Executive shall devote substantially all of his business time and attention and his reasonable best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) participate in charitable, academic or community activities, and in trade or professional organizations, or (ii) continue to hold directorships on two boards agreed to by the Company as of the date hereof of which he was a member immediately prior to the Commencement Date and otherwise hold directorships in other companies with the prior written approval of the Company (such approval not to be unreasonably withheld), in each case, so long as the Executive does not hold (A) a directorship on the board of a Competitor (as defined in Section 8(a)) or (B) directorships on more than two boards following the Commencement Date, and otherwise abides by the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time and which have been provided to the Executive in writing; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time and which have been provided to the Executive in writing and do not otherwise materially interfere with the Executive’s duties and responsibilities to the Company. Subject to the provisions of Section 8 herein, the Executive may make and manage his and his immediate family’s passive investments in any publicly traded entity, or own two percent (2%) or less of the issued and outstanding voting securities of any entity, and may continue to hold his current equity interests of less than ten percent (10%) of his immediately prior employer or any of its affiliates, provided, in any event, that he shall not provide any consulting or managerial efforts or services in connection therewith (other than serving as a director on the board of his immediately prior employer or its affiliates), and that in the case of the prior employer or its affiliates, so long as such interests do not represent equity interests in a Competitor.
2.TERM. This Agreement and the Executive’s employment under the terms of this Agreement shall be effective as of April 1, 2015 (the “Commencement Date”) and shall continue in full force and effect thereafter until the third (3rd) anniversary of the Commencement Date (the “Initial Term”); and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party notifies the other party of its non-renewal of this Agreement not later than ninety (90) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or if the Executive’s employment is sooner terminated pursuant to

Section 5. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 5.
3.COMPENSATION.
(a)Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The Base Salary shall be at the annual rate of not less than $1,000,000. For years commencing after December 31, 2015, the Company shall review the Base Salary at least once a year to determine whether the Base Salary should be increased in the discretion of the Compensation Committee of the Board (the “Compensation Committee”)). The Base Salary, as may be increased pursuant to this Section 3, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.
(b)Annual Cash Bonus. The Executive shall be eligible to receive an annual cash bonus (each an “Annual Cash Bonus”) for each completed calendar year during the Term with a target annual payment equal to 150% of Base Salary, based upon the achievement of reasonable performance goals established by the Compensation Committee in consultation with the Executive. Any Annual Cash Bonus for each completed calendar year shall be paid by the Company to the Executive at the same time that bonuses are paid generally to other senior executives of the Company and generally within 15 business days after the release of the Company’s audited financial statements for the applicable fiscal year end. For the avoidance of doubt, the Executive’s Annual Cash Bonus for the 2015 calendar year shall be calculated as if the Executive’s employment with the Company commenced on January 1, 2015. Other than as set forth in Section 6, the Executive must be employed by the Company or an affiliate of the Company on the date an Annual Cash Bonus is paid to be eligible to receive the Annual Cash Bonus for such year.
(c)Annual Long Term Incentive Awards. The Executive shall receive an annual long term incentive equity award (each award, an “Equity Award”) with respect to shares of the Company’s common stock, par value $0.01 (“Common Stock”) for each calendar year of the Term (an “Annual LTI Award”), beginning with the 2016 calendar year, having a total target fair market value as of the date of grant of not less than $6,000,000 in the form of restricted shares or restricted share units, subject to such terms and conditions, including vesting, as may be determined by the Compensation Committee, in its sole discretion. Such terms and conditions, and the valuation method used to determine the number of shares in respect of the types of awards under the Annual LTI Award (other than the Initial LTI Award (as defined below)), shall be determined on the same basis as equity awards made generally to other senior executives of the Company. With respect to each of Annual LTI Awards to be granted in 2016 and 2017, one-third (1/3) of such award shall vest based on continued employment in equal installments on each of the first three anniversaries of the grant date, and (ii) two-thirds (2/3) of such award shall vest based on continued employment and the achievement of the performance conditions set forth on Exhibit A over a three-year performance period from January 1 of each such year. The Annual LTI Award shall include the Executive’s right to receive dividends or dividend equivalent rights with respect to the shares subject to the award, which dividend or dividend equivalent rights shall be subject to the same vesting conditions as the underlying shares and paid to the Executive upon vesting (“Dividend Rights”), and the Annual LTI Award shall otherwise be subject to the terms set forth in the applicable award agreements. Beginning with the Annual LTI Award to be made in 2016, an Annual LTI Award for each calendar year shall be granted by the Company to the Executive at the same time that annual equity awards are granted generally to other senior executives of the Company during such year.
(d)Initial Annual Long Term Incentive Award. The Executive shall be granted an initial Annual LTI Award in respect of calendar year 2015 for a number of shares of Common Stock having a target fair market value as of the date of grant of $4,000,000 in the form of restricted shares or restricted share units (the “Initial Annual LTI Award”). One-third (1/3) of the Initial Annual LTI Award shall be granted on such date set forth on Exhibit A and vest based on continued employment in equal installments on each of the first three anniversaries of the Commencement Date, and (ii) two-thirds (2/3) of the Initial Annual LTI Award shall vest based on continued employment and the achievement of the performance conditions set forth on Exhibit A over the performance period as specified therein. The date of grant of the performance-based portion of the Initial Annual LTI Award and the valuation method used to determine the number of shares in respect of such portion of the Initial Annual LTI Award shall be as set forth on Exhibit A. The Initial Annual LTI Award shall include Dividend Rights and shall otherwise be subject to the terms set forth in the applicable award agreement as determined by the Compensation Committee in consultation with the Executive.
(e)One-Time Equity Award. On such date set forth on Exhibit A, the Executive shall be granted an one-time Equity Award, in consideration of entering into this Agreement and foregoing certain compensation from his prior employer, for a number of shares of Common Stock having a fair market value as of the date of grant of $2,000,000 in the form of restricted shares or restricted share units (the “One-Time Equity Award”). The One-Time Equity Award shall vest based on continued employment in equal installments on each of the first three anniversaries of the Commencement Date. The One-Time Equity Award shall include Dividend Rights and shall otherwise be subject to the terms set forth in the applicable award agreement.

4.BENEFITS.
(a)Vacation. The Executive shall be entitled to four (4) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.
(b)Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.
(c)Employee Benefit Plans. The Executive will be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s employees, including but not limited to benefits such as group health, disability, life and long-term insurance and a 401(k) plan, as such benefits may be offered from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(d)Indemnification; Directors and Officers Insurance Coverage. The Company will provide the Executive with indemnification rights and directors and officers insurance coverage (i) in accordance with the terms and conditions of the Indemnification Agreement entered into between the Executive and the Company dated March 10, 2015 (the “Indemnification Agreement”) and (ii) otherwise to the maximum extent permitted by Maryland law in accordance with the Indemnification Agreement.
(e)Legal Fees. The Executive shall be entitled to reimbursement of reasonable attorneys’ fees and disbursements incurred by the Executive in connection with the negotiation and documentation of this Agreement, up to a maximum of $75,000. Any reimbursement pursuant to this Section 4(e) shall be paid reasonably promptly to the Executive upon remittance of documentation of such fees and in no event later than the end of the calendar year in which the fees were incurred.
(f)Expenses. The Executive shall be entitled to reimbursement of reasonable business expenses, in accordance with the Company’s policy as in effect from time to time, including, without limitation, reasonable travel and entertainment expenses incurred by the Executive in connection with the business of the Company, after the presentation by the Executive of appropriate documentation.
5.TERMINATION. Notwithstanding any other Section of this Agreement to the contrary, the employment of the Executive by the Company shall terminate immediately upon his death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, Voluntarily Resign his employment during the Term for any reason, in each case, subject to the provisions set forth below:
(a)Death; Disability. The employment of the Executive by the Company shall terminate immediately upon death of the Executive or immediately upon the giving of written notice by the Company to the Executive of his termination due to Disability. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform his duties hereunder due to the onset of any sickness, injury or disability for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.
(b)With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause. For purposes of this Agreement, the term “Cause” means that the Executive: (i) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) has willfully failed to substantially perform (other than by reason of illness or temporary disability) his reasonably assigned material duties hereunder, including but not limited to duties consistent with Executive’s position as are assigned by the Board, (iii) has engaged in willful misconduct in the performance of his duties, (iv) has engaged in conduct that violated the Company’s then existing written internal policies or procedures that have been provided to the Executive in writing prior to such conduct and which is materially detrimental to the business and reputation of the Company, or (v) has materially breached any non-competition or non-disclosure agreement in effect between the Executive and the Company, including such agreements in this Agreement; provided that with respect to clauses (ii) and (iii), no event shall constitute Cause unless (A) the Company has given the Executive a Notice of the Termination, setting forth the conduct of the Executive that is alleged to constitute Cause, within thirty (30) days of the first date on which the Company has knowledge of such conduct, and (B) the Executive fails to cure such conduct within thirty (30) days following the date on which such notice is provided. Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.
(c)Without Cause; Voluntary Resignation. The employment of the Executive by the Company shall terminate, whether or not during the Change in Control Period (as defined below), at the election of the Company without Cause, and at the election of the Executive with or without Good Reason (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be (which date the Company may, in its sole discretion, make effective earlier than any notice date in the event of a Voluntary Resignation). “Good Reason” means (i) any reduction in the Executive’s Base Salary or Target Annual Cash Bonus, failure to award an Annual LTI Award at the target level (but for the avoidance of doubt, without regard to the payment level under the terms of the award) or any failure to pay any material amount due to the Executive hereunder, including the One-Time Restricted Equity Award, or (ii) any reduction in the Executive’s title or position as Chief Executive Officer as described in Section 1(b) hereof or material diminution in the Executive’s duties, responsibilities, authorities, powers, functions or reporting lines (including removal from the Board or failure to be nominated to the Board, ceasing to be the Company’s Chief Executive Officer, the assignment of duties materially inconsistent with the Chief Executive Officer position or the appointment of an Executive Chairman); provided that no event shall constitute Good Reason unless (A) the Executive has given the Company Notice of the Termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which the Executive has knowledge of such conduct, and (B) the Company fails to cure such conduct within thirty (30) days following the date on which such notice is provided.
(d)Non-renewal. The Executive’s employment shall terminate at a Term Date if either the Executive or the Company notifies the other party of its non-renewal of this Agreement not later than ninety (90) days prior to such Term Date by providing written notice to the other party of such party’s intent not to renew. Except as otherwise set forth herein, the written notice and non-renewal of this Agreement shall not be an event giving rise to any severance or other payments hereunder or any liability of one Party to the other Party.
(e)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(f)Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, (iii) the applicable Term Date if termination is due to a notice of non-renewal, and (iv) if the Executive’s employment is terminated for any other reason, the date the Executive ceases performing services as an employee of the Company.
6.EFFECTS OF TERMINATION.
(a)Death or Termination by the Company for Disability. If the employment of the Executive should terminate during the Term due to his death or at the election of the Company due to Disability, then the Company shall pay or provide to the Executive (or the person designated under Section 15(i), if applicable) the following:
(i)Any earned and accrued but unpaid installment of Base Salary through the Date of Termination payable in accordance with the Company’s normal payroll practices;
(ii)reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 4(e) and 15(l)(ii);
(iii)all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 4(c) (collectively, all amounts, expenses, payments or benefits reflected in Sections 6(a)(i) through 6(a)(iii), payable in accordance with Section 6(a), 6(b)(i) or 6(d), shall be hereafter referred to as the “Accrued Benefits”);
(iv)and any earned and accrued but unpaid Annual Cash Bonus for the year prior to the year of termination, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid (had the Executive remained employed by the Company through the payment date thereof).
In addition, upon any such termination due to the Executive’s death or Disability, a prorated number of shares underlying the Executive’s then-outstanding and unvested portion of an Equity Award shall become vested, determined by multiplying the number of shares subject to such Equity Award by a fraction, the numerator of which is the number of whole months elapsed from the date of grant of the Equity Award until the date of the Executive’s termination of employment and the denominator of which is the total number of whole months in the applicable vesting period for such Equity Award; and if an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then such Equity Award shall be subject to such pro rata vesting for the applicable performance period, assuming the performance criteria had been achieved at target levels for such period (together, “Pro Rata Vesting”).
(b)Termination by the Company without Cause or Resignation for Good Reason (other than during the Change in Control Period). If the employment of the Executive should terminate during the Term other than during the Change in Control Period, at the election of the Company without Cause, or a resignation by the Executive for Good Reason, then, the Company shall pay or provide to the Executive:
(i)the Accrued Benefits;
(ii)any earned and accrued but unpaid Annual Cash Bonus for the year prior to the year of termination, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid (had the Executive remained employed by the Company through the payment date thereof);
(iii)subject to Sections 6(d) and 15(l), an amount equal to the product of (x) two (2) multiplied by (y) the sum of (A) twelve (12) months’ Base Salary plus (B) an amount equal to the Target Annual Cash Bonus, payable in equal installments over the Restricted Period (the “Severance Payments”); provided, that the first payment of the Severance Payments shall be made on the sixtieth (60th) day after the Date of Termination, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto. “Target Annual Cash Bonus” means the target level of the Annual Cash Bonus for the calendar year in which the termination occurs, or, if the target level has not been determined for such year, the target level of the Annual Cash Bonus for the calendar year prior to the year in which the termination occurs; provided, that, for purposes of calculating the Severance Payments, the Target Annual Cash Bonus amount shall in no event be less than 150% of the Executive’s annual rate of Base Salary amount, although such amount may be higher as determined by the Compensation Committee; and
(iv)until the earlier of (A) 18 months following the termination date or (B) the date that the Executive obtains new employment that offers group medical coverage, continued participation, at no cost the Executive, for the Executive and his spouse and then-covered dependents in the applicable group medical plan of the Company, if any, in which the Executive and his eligible spouse and dependents participate as of the Date of Termination in accordance with the terms of such plan in effect from time to time; provided, however, that in lieu of such continued coverage necessary to order to avoid any penalties or additional taxes associated with continuing such coverage, the Executive shall receive monthly payments equal to the monthly COBRA rate (or equivalent rate) under such group medical plan.
In addition, upon any such termination without Cause or for Good Reason (other than during the Change in Control Period), the Executive’s then-outstanding and unvested Equity Awards shall be subject to Pro Rata Vesting. Notwithstanding the foregoing, in the event that a termination without Cause or for Good Reason occurs within the Initial Term, (i) 100% of the Executive’s then-outstanding and unvested portion of an Equity Award shall become vested in full, and (ii) if an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then such Equity Award shall vest as to the number of shares equal to 100% of the number of shares that would have been earned pursuant to the terms of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period.
(c)Termination by the Company without Cause or Resignation for Good Reason (during the Change in Control Period). If the employment of the Executive should terminate during the Term and during the Change in Control Period, at the election of the Company without Cause, due to the non-renewal of the Term by the Company (whether notice thereof is delivered during or prior to the Change in Control Period) or by the Executive for Good Reason, then, the Company shall pay or provide to the Executive:
(i)the Accrued Benefits;
(ii)any earned and accrued but unpaid Annual Cash Bonus for the year prior to the year of termination, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid (had the Executive remained employed by the Company through the payment date thereof); and
(iii)subject to Sections 6(d) and 15(l), an amount equal to the product of (x) three (3) multiplied by (y) the sum of (A) twelve (12) months’ Base Salary plus (B) an amount equal to the Target Annual Cash Bonus (the “CIC Severance Payments”), payable in a cash lump sum on the sixtieth (60th) day after the Date of Termination.

In addition, upon any such termination without Cause or for Good Reason during the Change in Control Period, 100% of the Executive’s then-outstanding and unvested portion of an Equity Award shall become vested in full. If an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then such Equity Award shall vest as to the number of shares equal to 100% of the number of shares that would have been earned pursuant to the terms of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period.
“Change in Control” shall mean (i) any one person or more than one person acting as a group (as defined under Treas. Reg. §1.409A-3(i)(5)(v)(B)) (“Person”), acquires shares of the Company having more than 50% of the total voting power or total fair market value of the stock of the Company, not including any merger, consolidation or reorganization of the Company where the shareholders of the Company are substantially the same as before such transaction, (ii) any Person acquires assets of the Company having a total gross fair market value equal to 40% or more of all of the assets of the Company immediately before such acquisition or acquisitions, or (iii) a majority of the members of the Board is replaced in any 12-month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that no Change in Control shall be deemed to have occurred unless such event constitutes a “Change in Control” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
“Change in Control Period” shall mean the period beginning one hundred twenty (120) days prior to, and ending twenty-four (24) months following, a Change in Control.
(d)Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release substantially in the form attached hereto as Exhibit B (the “General Release”). The Executive’s failure or refusal to sign or his revocation of the General Release following his termination shall abrogate the Company’s obligations pursuant to this Section 6 and shall relieve the Company of liability to provide Executive any and all pay and/or benefits following the effective date of Executive’s termination (other than payments of the Accrued Benefits). The Company agrees to provide the Executive with the General Release within 7 days of the Date of Termination.
(e)By the Company For Cause, Resignation without Good Reason or Non-Renewal by Executive. In the event that the Executive’s employment is terminated during the Term by the Company for Cause, by the Executive without Good Reason or upon the non-renewal of the Initial Term or any Renewal Term by the Executive, the Company shall pay the Executive only the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement.
(f)Non-Renewal by the Company. Except as provided in Section 6(c) above, in the event that the Executive’s employment is terminated upon the non-renewal of the Initial Term or any Renewal Term by the Company, then, the Company shall pay or provide to the Executive:
(i)the Accrued Benefits;
(ii)any earned and accrued but unpaid Annual Cash Bonus for the year prior to the year of termination, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid (had the Executive remained employed by the Company through the payment date thereof); and
(iii)subject to Sections 6(d) and 15(l), an amount equal to the sum of (x) twelve (12) months’ Base Salary plus (B) an amount equal to the Target Annual Cash Bonus, payable in equal installments over the one-year period commencing on the sixtieth (60th) day after the Date of Termination, which first installment shall include payment of any amount of the foregoing that was otherwise due prior thereto.
(g)Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive agrees that he shall be deemed to have resigned from (without prejudice to any rights that the Executive may have under this Agreement) and will stop serving the functions of his terminated or expired position(s) with the Company or any affiliate, including without limitation as a member of the Board (unless otherwise requested by the Board), and shall be without any of the authority or responsibility for such position(s).
(h) No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as set forth in Section 6(b)(iv), such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether the Executive obtains other employment.

7.CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, business plans, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of his affiliation with or work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, by law or in any judicial or administrative proceeding (in which case, the Executive promptly shall provide the Company with notice pursuant to the next below paragraph) unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive, directly or indirectly, of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data (in whatever form it may be maintained including without limitation any electronic, written or mechanical formats) pertaining to the Confidential Information and all devices on which such documents or data may have been stored electronically or mechanically and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 7 are not intended to restrict the Executive’s use of such previously acquired knowledge.
In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
For purposes of Section 7 through 9 of this Agreement, references to the “Company” shall include the Company and its subsidiaries and affiliates.
8.COVENANTS.
(a)Restriction on Competition. During the Term and for the duration of the Restricted Period, the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private company involved primarily in net leased commercial real estate or other commercial real estate asset classes which comprise a material portion of the Company’s assets or (ii) any other material business line of the Company in which the Executive was involved during the Term (any of the foregoing in (i) or (ii), a “Competitor”). Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 2% or less of the outstanding stock of any publicly traded corporation or other entity. For purposes hereof, “Restricted Period” shall mean the period of 24 months following the Date of Termination; provided, however, that “Restricted Period” shall mean the period of 12 months following the Date of Termination if the Executive’s employment was terminated upon a non-renewal of this Agreement by the Company as provided in Section 5(d) and Section 6(f).
(b)Non-Solicitation of Clients and Investors. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other person, any person that is (i) a client of the Company to whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the termination of the Executive’s employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company or (ii) an investor in the Company, any of its affiliates or any of their investment vehicles for the purpose of causing such investor to terminate or diminish its investment in or with the Company, any of its affiliates or any of their investment vehicles or to divert or otherwise cease to make a new investment in the Company, any of its affiliates or any of their investment vehicles.
(c)Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, solicit for employment or retention, or hire, or attempt to solicit or hire, or cause any person, other than an affiliate of the Company, to solicit or hire or retain any person who is then or was at any time during the preceding six (6) months an employee or independent contractor of the Company.
(d)Non-Disparagement. During the Term and thereafter, neither Party shall knowingly, directly or indirectly, make negative comments or otherwise disparage the other Party (including, in the case of the Company, against any of its affiliates and any of their respective officers, directors, employees, shareholders, agents or businesses) in any manner likely to be harmful to the other Party or their business reputations or personal reputations. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings); provided that the applicable Party has given the other Party prompt written notice of any such legal process and cooperated with such other Party’s efforts to seek a protective order.
(e)Acknowledgement. The Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.
(f)Tolling. In the event a court determines that the Executive has violated the provisions of Section 8(a), the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8(a) shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(g)Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches any of the provisions of the Restrictive Covenants, the Company and its affiliates shall, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages), have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
(h)If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced
9.INTELLECTUAL PROPERTY. Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.
10.EQUITABLE RELIEF. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 11 hereof, upon any breach by the Executive of his obligations under Sections 7, 8 or 9 hereof, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.
11.ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE.
(a)Coverage. Except as otherwise expressly provided in this or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:
•Compensation or other terms or conditions of the Executive’s employment; or
•Application or enforcement of any Company program or policy to the Executive; or
•Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination; or
•Any policy of the Company or any agreement between the Executive and the Company; or
•Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or
•Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as they have been or may be amended from time to time; or
•Any other dispute arising out of or related to the Executive’s employment or its termination.
(b)Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.
(c)Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. Unless the Parties agree otherwise, the cost of the mediator's professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.
(d)Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved 45 days after the appointment of a mediator, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be conducted in the city and state in which the Company office is located in which the Executive work(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys’ fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator’s fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys’ fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/his award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this section.
(e)Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.

(f)Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent the Executive from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.
(g)Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company’s right to terminate the Executive’s employment at any time consistent with the terms of the Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 10 or 11(e) for a court to issue provisional or equitable remedies).
(h)ADR Agreement and Savings Provision.
(i)The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.
(ii)Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 11.
12.COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
13.RETURN OF PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive will promptly return all property belonging to the Company or any of its affiliates.
14.SECTION 280G PROVISION. Notwithstanding the other provisions of this Agreement, in the event that the amount of payments payable to the Executive under this Agreement or otherwise would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), then such payments shall be reduced by the minimum possible amounts until no amount payable to the Executive constitutes an “excess parachute payment;” provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. The payment reduction (if any) contemplated by this Section 14 shall be implemented by (a) first reducing any cash severance payments, (b) then reducing other cash payments, and (c) then reducing all other benefits, in each case, with amounts having later payment dates being reduced first. A determination as to whether any payment reduction is required, and if so, as to which payments are to be reduced and the amount of the reduction, shall be made by a nationally recognized public accounting firm selected by the Board. The fees and expenses of the accounting firm shall be paid entirely by the Company and the determinations made by accounting firm shall be binding upon the Executive and the Company.
15.GENERAL.
(a)Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 15(a).

If to the Company, to:	American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Richard Silfen
Email: rsilfen@arcpreit.com
If to Executive, at his last residence shown on the records of the Company.
(b)Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)Waivers.
(i)No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(ii)Except as expressly set forth in this Agreement or any other written agreement entered into between the Company and the Executive that has been duly authorized by the Compensation Committee or the Board, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, his employment or the termination of such employment.
(d)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(e)Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company, except that the Company may assign it to an affiliate of the Company and shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f)Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and the Board or a duly authorized representative of the Company (other than the Executive).
(g)Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(h)Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa. Any references herein to “you” or “your” shall refer to the Executive.
(i)Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement.

If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if he survives the Executive, and otherwise to his estate.
(j)Representation. The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any agreement or policy to which the Executive is bound, and further that the Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which the Executive has entered. The Company acknowledges that the Executive has obligations to his immediately prior employer, disclosed to the Company as of the date hereof, with respect to confidentiality of business information and nonsolicitation of employees and business relations.
(k)Recoupment Policy. The Executive acknowledges and agrees that during the Term, the Board intends to adopt a recoupment policy pursuant to which senior executives of the Company, including the Executive, shall be required to return incentive compensation based on financial performance under certain circumstances as specified under the policy.
(l)Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.
(m)Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.
(n)Section 409A.
(i)Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(iii)For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(iv)Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(v)Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
(o)Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 4(d), 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination (including non-renewal) of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

AMERICAN REALTY CAPITAL
PROPERTIES, INC.

By:	/s/ William G. Stanley
Name: William G. Stanley
Title: Interim Chief Executive Officer

Executive

By:	/s/ Glenn Rufrano
Glenn Rufrano

EXHIBIT A
1. The following shall apply with respect to the performance-based portion of the Initial LTI Award specified in Section 3(d) and the performance-based portions of the Annual LTI Awards granted in 2016 and 2017 pursuant to Section 3(c):
TSR Performance Measure. The performance measures shall be based on the Company’s total shareholder return relative to (a) a specified triple net lease peer group of companies (50% weighting) and (b) a specified NAREIT equity market index (50% weighting), measured over the applicable performance period. As against the relevant triple net lease peer group, the Executive will become eligible to receive: (i) 50% of target award for Company achievement of 5 percentage points below the 55th percentile (-5%), (ii) 100% of target award for Company achievement equal to the 55th percentile, (iii) 200% of target award for Company achievement at 10% percentage points or more above the 55th percentile (+10%) (with the actual amount determined on linear interpolation for performance in between discrete performance levels). As against the relevant NAREIT equity index, the Executive will become eligible to receive: (i) 50% of target award for Company achievement of 35th percentile performance, (ii) 100% of target award for Company achievement of 55th percentile performance, and (iii) 200% of target award for Company achievement of 75th percentile performance (with the actual amount determined based on linear interpolation for percentile performance between 35% and 55% and between 55% and 75%).
2. The following terms shall apply with respect to the performance-based portion of the Initial LTI Award specified in Section 3(d):
(a) Date of Grant. The date of grant shall be the later of (x) two business days following the date that the Company files with the SEC its Annual Report for 2014 on Form 10-K and (y) the Commencement Date (the “Grant Date”); provided in the event that such Form 10-K filing does not occur by the Commencement Date, the Parties shall cooperate in good faith in determining whether other mutually agreeable arrangements are appropriate with respect to the grant of the Equity Award.
(b) Valuation of Shares. For purposes of determining the target number of shares of Common Stock referenced by the Initial LTI Award, the fair market value of the Common Stock shall be based on the closing price of the Common Stock on the NASDAQ Stock Market on the Grant Date.
(c) Performance Period. April 1, 2015 - December 31, 2017.
(d) TSR Performance Measure. As set forth in paragraph 1. above.
(e) Adjustment. The award agreement for the performance-based portion of the Initial LTI Award shall provide that the Compensation Committee, in its reasonable discretion, shall make equitable adjustments for the effect of a materially negative impact on the Common Stock for a period of at least 30 trading days as a result of a settlement or judgment in the shareholder litigation that is pending as of the date of grant.
3. The following shall apply with respect to the time-based vesting portion of the Initial LTI Award specified in Section 3(d) and the One-Time Equity Award specified in Section 3(e):
(a) Date of Grant. The Grant Date, subject to the proviso set forth in paragraph 2(a) above.
(b) Valuation of Shares. As set forth in paragraph 2(b) above.

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EXHIBIT B
GENERAL RELEASE AND WAIVER AGREEMENT
This General Release and Waiver Agreement (the “General Release”) is made as of the ___ day of ______________, 20_ by Glenn Rufrano (the “Executive”),
WHEREAS, the Executive and American Realty Capital Properties, Inc. (the “Company”) have entered into an Employment Agreement (the “Agreement”) dated as of March 10, 2015 that provides for certain compensation and severance amounts upon his termination of employment; and
WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and
WHEREAS, the Executive has incurred a termination of employment effective as of _______________, 20_; and
WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company.
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:
1.RELEASE. In consideration of the Agreement and for the payments to be made pursuant to the Agreement:
(a)Except as set forth in Section 1(b) herein, the Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or under the laws of any country or political subdivision, including, without limitation, any of the Executive’s Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
(b)Notwithstanding anything herein to the contrary, the release set forth herein, dose not release, limit, waive or modify and shall not extend to: (i) those rights which as a matter of law cannot be waived; (ii) claims, causes of action or demands of any kind that may arise after the date hereof and that are based on acts or omissions occurring after such date; (iii) claims for indemnification, advancement and reimbursement of legal fees and expenses or contribution under any agreement with, or the organizational documents of, the Company or its affiliates, (iv) claims for coverage under any directors and officers insurance policy; (v) claims under COBRA; (vi) claims with respect to accrued, vested benefits or payments under any employee benefit or

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equity plan of the Company; (vii) claims to enforce the terms of this release and (viii) Executive’s rights as a stockholder of the Company.
(c)The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.
(d)Executive represents that he has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has or should file a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this Termination Release.
(e)Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This General Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification rights, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans, any other vested shares, equity or benefits or indemnification arrangements, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement.
2.CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.
3.CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.
(a)Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations pursuant to the Agreement and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.
(b)The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting his in financial planning or tax preparation, provided these people agree to keep such information confidential.
4.NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging toward the Company (including the Releasees and each of them) or the Executive, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court, in arbitration or by an administrative agency of competent jurisdiction.
5.REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this Agreement (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Paragraphs 1, 2, 3 and 4 hereof are material and critical terms of this Agreement, and the Executive agrees that, if he breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.
6.NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this General Release or the implications thereof.

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7.MISCELLANEOUS PROVISIONS.
(a)This General Release contains the entire agreement between the Company and the Executive concerning the matters set forth herein. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.
(b)This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.
(c)This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(d)This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
8.EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”). This General Release shall be effective and enforceable automatically on the day after the expiration of the Revocation Period (the “Effective Date”). If the Executive revokes this General Release, no severance or any other payment pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.
9.ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:
(a)The Executive has read and understands the Agreement and the General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;
(b)The Executive has consulted with his attorney, and he has signed the General Release knowingly and voluntarily and understands that the General Release contains a full and final release of all of the Executive’s claims;
(c)The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this Agreement prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily; and
(d)The General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.
IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.
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